CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF TRUST

OF THE

PRAXIS MUTUAL FUNDS

PRAXIS MUTUAL FUNDS (the ‘‘Trust’’), a business trust organize.d under the Delaware Business Trust Act, for the purpose of amending its Certificate of Trust dated September 30, 1993, hereby certifies that paragraph 1 of the Certificate of Trust is amended to read in its entirety as follows:

1. NAME. The name of the business trust formed hereby is “MMA PRAXIS MUTUAL FUNDS.”

IN WITNESS WHEREOF, the Trustee named below does hereby execute this Certificate of Amendment as of December 28, 1993.

/s/ Donald E. Showalter
Donald E. Showalter, as Trustee and not individually